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EXHIBIT 11.01


                                  UNIFY CORPORATION
            STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)


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
                                            Three Months Ended Jan. 31,    Nine Months Ended Jan. 31,
                                            ---------------------------    --------------------------
                                                1997          1996             1997           1996
                                            -----------   -------------    ------------    ----------
Net income (loss)                            $   (7,974)    $    14         $   (9,363)    $  (1,327)
                                             ----------     -------         ----------     ---------
                                             ----------     -------         ----------     ---------

Weighted average common shares out-
      standing during the period                  8,038       1,114              3,989         1,169
Weighted average preferred shares and
      dividends outstanding on an as if
      converted basis                                 -       3,480              3,566         3,423
Common share equivalents for stock options
      and warrants outstanding using the
      treasury stock method                           -         544                  -             -
Common share equivalents for stock options
      and warrants issued at prices below the
      IPO price during the twelve month
      period prior to the offering                    -       1,100                  -         1,100
                                             ----------     -------         ----------     ---------
Total shares used in per share computation        8,038       6,238              7,555         5,692
                                             ----------     -------         ----------     ---------
                                             ----------     -------         ----------     ---------

Net income (loss) per share                  $    (0.99)    $  0.00         $    (1.24)    $   (0.23)
                                             ----------     -------         ----------     ---------
                                             ----------     -------         ----------     ---------

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